Exhibit 99.1

RTI Announces First Quarter Results

PITTSBURGH--(BUSINESS WIRE)--May 3, 2011--RTI International Metals, Inc., (NYSE: RTI), released results today for the first quarter of 2011.

First Quarter 2011 Results

  Net sales for the first quarter were $120.9 million
  First quarter operating income was $9.4 million
  Net income for the first quarter was $2.3 million
  Titanium mill product shipments totaled 3.1 million pounds at an average realized price of $20.00 per pound for the quarter

During the first quarter of 2011, net sales were $120.9 million. For the quarter, the Company reported net income of $2.3 million, or $0.08 per diluted share. This compares to the first quarter of 2010 where the Company reported net income of $11.4 million, or $0.38 per diluted share, on net sales of $107.9 million, including a nonrecurring customer settlement of $15.4 million with no associated cost of sales.

As of March 31, 2011, cash and investments totaled $363.8 million while total debt outstanding was $230.0 million.

Titanium Group

For the first quarter of 2011, the Titanium Group posted operating income of $8.7 million on sales of $69.3 million, including intersegment sales of $33.8 million. Included in the Titanium Group’s operating income for the period was a gain of $1.5 million related to the settlement of accrued contractual commitments at the Company’s indefinitely idled titanium sponge plant. During the same period in 2010, the Titanium Group earned operating income of $15.0 million, including the aforementioned nonrecurring $15.4 million customer settlement, on sales of $62.6 million, including intersegment sales of $23.8 million.

Mill product shipments for the first quarter of 2011 were 3.1 million pounds at an average realized price of $20.00 per pound, compared to mill product shipments of 2.2 million pounds in the first quarter of 2010 at an average realized price of $19.35 per pound. The higher pricing versus the comparable period in 2010 was driven by an increase in spot sales and a higher-value product mix.

Fabrication Group

For the first quarter of 2011, the Fabrication Group posted an operating loss of $1.3 million on net sales of $38.1 million. For the same period in 2010, the Fabrication Group had an operating loss of $5.3 million on net sales of $28.6 million. Included in net sales and cost of sales for 2010 were nonrecurring items of $4.2 million.

The Group’s reduced operating loss during the period, as compared to the first quarter of 2010, reflects improved production efficiencies, manufacturing yields and increased volumes, associated primarily with increased deliveries related to the Boeing 787 program.

Distribution Group

For the first quarter of 2011, the Distribution Group posted operating income of $2.0 million on net sales of $47.2 million. During the same period in 2010, the Distribution Group earned operating income of $2.0 million on net sales of $40.4 million.

As compared to the same quarter in 2010, spot market orders increased, driven primarily by demand from the commercial aerospace markets. Sales prices were slightly down for certain titanium products and included higher cost inventory than that sold in the first quarter of 2010.

CEO Comment

Dawne S. Hickton, Vice Chair, President and CEO commented, “We are beginning to see a sustainable pickup in activity across all of our aerospace markets. In fact, the Titanium Group has increased its mill product forecast for the year from just over 12 million pounds to just over 13 million pounds, driven by many factors including increased orders from Airbus as well as from the engine supply chain. Boeing’s revised 787 production schedule, released during the quarter, is relatively consistent with our guidance of deliveries of 36 shipset equivalents for the year. These deliveries, when combined with our improved operations throughout the Fabrication Group, could result in a profitable year for that segment. And in the Distribution Group, orders are picking up, driven primarily by our commercial aerospace customers.

“Finally, I would be remiss if I did not comment about the recent tragic events in Japan. Several of our key strategic constituents reside in Japan. Our thoughts go out to them as many have had very significant disruptions to their personal lives. Fortunately, none of their businesses that support RTI are located in the earthquake zone. Consequently, we do not anticipate any disruption to our supply of titanium sponge.”

Conference Call Information

To participate in today’s 10 a.m. ET conference call, please dial toll free (USA/Canada) 800-446-1671 or (International) 847-413-3362 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remain accessible until Tuesday, May 17, 2011, at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter Conference Passcode #29659532.

Forward Looking Statement

The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, variability in our quarterly tax rate driven by the mix and level of foreign and domestic earnings, the outcome of our pending challenge to our titanium tetrachloride supply agreement, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of the Company’s capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.

Company Description

RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is celebrating 60 years of providing titanium and other specialty metals to our customers around the world. RTI manufactures and distributes extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications. Our Titanium, Distribution, and Fabrication Groups have locations in the United States, Canada, Europe, and Asia to better serve our global customers. We look forward to serving new and existing customers during the next 60 years and beyond!

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$120,850	$107,885
Cost and expenses:
Cost of sales	94,845	80,362
Selling, general, and administrative expenses	17,458	15,639
Research, technical, and product development expenses	632	725
Asset and asset-related charges (income)	(1,501)	(521)
Operating income	9,416	11,680
Other income (expense)	(569)	133
Interest income	225	98
Interest expense	(4,300)	(273)

Income before income taxes	4,772	11,638
Provision for income taxes	2,430	240
Net income	$2,342	$11,398

Earnings per share:
Basic	$0.08	$0.38
Diluted	$0.08	$0.38

Weighted-average shares outstanding:
Basic	29,995,803	29,864,801
Diluted	30,225,412	30,110,568

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$276,154	$376,951
Short-term investments	38,892	20,275
Receivables, less allowance for doubtful accounts of $469 and $478	76,499	56,235
Inventories, net	269,402	269,719
Deferred income taxes	22,928	22,891
Other current assets	13,933	16,299
Total current assets	697,808	762,370
Property, plant, and equipment, net	261,331	260,576
Marketable securities	48,779	-
Goodwill	42,205	41,795
Other intangible assets, net	14,219	14,066
Deferred income taxes	23,537	21,699
Other noncurrent assets	5,977	6,348
Total assets	$1,093,856	$1,106,854

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,105	$47,226
Accrued wages and other employee costs	15,230	21,951
Unearned revenues	26,020	28,358
Other accrued liabilities	29,290	28,179
Total current liabilities	106,645	125,714
Long-term debt	180,269	178,107
Liability for post-retirement benefits	40,277	39,903
Liability for pension benefits	28,504	33,830
Deferred income taxes	3,102	3,147
Other noncurrent liabilities	8,569	7,753
Total liabilities	367,366	388,454
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,917,846 and 30,858,725 shares issued; 30,172,675 and 30,123,519 shares outstanding	309	309
Additional paid-in capital	475,779	474,277
Treasury stock, at cost; 745,171 and 735,206 shares	(17,646)	(17,363)
Accumulated other comprehensive loss	(27,808)	(32,337)
Retained earnings	295,856	293,514
Total shareholders’ equity	726,490	718,400
Total liabilities and shareholders’ equity	$1,093,856	$1,106,854

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash used in operating activities (including depreciation and amortization of $5,582 and $5,372 for the three months ended March 31, 2011 and 2010, respectively)

	$(23,775)	$(9,793)

Cash provided by (used in) investing activities (1)	(77,749)	37,848

Cash used in financing activities	(30)	(45)

Effect of exchange rate changes on cash and cash equivalents	757	(305)

Increase (decrease) in cash and cash equivalents	(100,797)	27,705
Cash and cash equivalents at beginning of period	376,951	56,216
Cash and cash equivalents at end of period	$276,154	$83,921

(1)	In the current year, cash provided by (used in) investing activities included net purchases of short-term investments and marketable securities of $67,612, compared to net sales of short-term investments of $44,944 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)
	Three Months Ended
	March 31,
	2011	2010
Net sales:
Titanium Group	$35,541	$38,841
Intersegment sales	33,776	23,765
Total Titanium Group sales	69,317	62,606

Fabrication Group	38,102	28,602
Intersegment sales	13,305	12,762
Total Fabrication Group sales	51,407	41,364

Distribution Group	47,207	40,442
Intersegment sales	433	464
Total Distribution Group sales	47,640	40,906

Eliminations	47,514	36,991
Total consolidated net sales	$120,850	$107,885

Operating income (loss):
Titanium Group before corporate allocations	$11,290	$17,083
Corporate allocations	(2,551)	(2,091)
Total Titanium Group operating income	8,739	14,992

Fabrication Group before corporate allocations	2,020	(2,430)
Corporate allocations	(3,306)	(2,836)
Total Fabrication Group operating loss	(1,286)	(5,266)

Distribution Group before corporate allocations	3,944	3,570
Corporate allocations	(1,981)	(1,616)
Total Distribution Group operating income	1,963	1,954

Total consolidated operating income	$9,416	$11,680

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, 330-544-7622
Director - Investor Relations
rleone@rtiintl.com